Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 5, 2010, except as to Note 12, as to which the date is                     , 2010, in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-162700) and the related Prospectus of Aldagen, Inc. for the registration of its Units, consisting of shares of its common stock and warrants to purchase shares of its common stock.

Raleigh, North Carolina

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in Note 12 to the financial statements.

/s/ Ernst & Young LLP

Raleigh, North Carolina

July 1, 2010